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                                                                  EXHIBIT 4.2

                               AMENDMENT NO. 1 TO
                                RIGHTS AGREEMENT


                 Amendment No. 1 (this "Amendment") dated as of December 18, 1996, to Rights Agreement dated as of February 22, 1994, between Vans, Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability corporation, as successor to Chemical Trust Company of California, as Rights Agent hereunder (the "Rights Agent").

                              W I T N E S S E T H

                 WHEREAS, the Company and Chemical Trust Company, as the original Rights Agent, entered into the Rights Agreement;

                 WHEREAS, ChaseMellon Shareholder Services, L.L.C. has become the successor Rights Agents under the Rights Agreement; and

                 WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent desire to amend the Agreement as set forth herein;

                 NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

                 Section 1. Amendment to Subsection 1.30. Subsection 1.30 of the Rights Agreement is hereby amended to read in full as follows:

                          "1.30 "Scheduled Expiration Date" shall mean the Close of Business on February 22, 2007; provided, however, that the Scheduled Expiration Date may be extended from time to time to such other and later date(s) as provided in Section 26."

                 Section 2. Amendment to Subsection 7.2. Subsection 7.2 of the Rights Agreement is hereby amended to read in full as follows:

                          "7.2 The Purchase Price for each one one-hundredth of a share of Series A Preferred Stock shall initially be $65.00, shall be subject to adjustment from time to time as provided in Sections 11 and 13, and shall be payable in lawful money of the United States of America in accordance with subsection 7.3."

                 Section 3. Amendment to form of Rights Certificate. The form of Rights Certificate attached to the Rights Agreement as Exhibit C (the "Rights Certificate") is hereby amended as follows:

                        (a) The legend at the top of the Rights Certificate is amended to read in full as follows:

                 "NOT EXERCISABLE AFTER 5 P.M., LOS ANGELES TIME, ON FEBRUARY 22, 2007 OR EARLIER IF REDEMPTION OR EXCHANGE





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                 OCCURS. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF
                 THE COMPANY, AT $.01 PER RIGHT, AND TO EXCHANGE, ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. RIGHTS BENEFICIALLY OWNED
                 BY A PERSON WHO IS AN ACQUIRING PERSON OR AN ASSOCIATE OR AFFILIATE THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR BY A SPECIFIED TRANSFEREE OF SUCH AN ACQUIRING PERSON, ASSOCIATE OR AFFILIATE, MAY BE NULL AND VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 7 OF THE RIGHTS AGREEMENT."

                        (b) The first paragraph of text of the Rights Certificate is amended to read in full as follows:

                          "This certifies that ___________________, or
         registered assigns, is the registered owner of the number of Rights set forth above, each of which Rights entitles the owner thereof, subject to the terms, conditions and provisions of the Rights Agreement dated as of February 22, 1994 (as from time to time amended, the "Rights Agreement"), between Vans, Inc., a Delaware corporation (the "Company"), and Chemical Trust Company of California (the "Rights Agent"), to purchase from the Company, unless the Rights have been previously redeemed, at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to the Expiration Date (as such term is defined in the Rights Agreement), at the office or agency designated for that purpose of the Rights Agent, or of its successor as Rights Agent, one one-hundredth of a fully paid and nonassessable share of Series A Junior Participating Preferred Stock, par value $.001 per share ("Series A Preferred Stock") at a purchase price of $65.00 per one one-hundredth of a share (the "Purchase Price"), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly completed and executed. The number of Rights evidenced by this Rights Certificate, the number of one one-hundredths of a share of Series A Preferred Stock that may be purchased upon exercise of a Right and the Purchase Price set forth above are the numbers and Purchase Price as of the date of the Rights Agreement, based on the shares of Series A Preferred Stock as constituted at December 18, 1996."

                 Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, except that the rights and obligations of the Rights Agent under this Amendment shall be governed by and construed in accordance with the laws of the State of California in effect in that State.

                 Section 5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                 Section 6. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. Except as expressly set forth herein, this Amendment shall not by implication or otherwise





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amend or otherwise modify, alter or in any way affect any term, condition, obligation, covenant or agreement contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

                 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


THE COMPANY:                               THE RIGHTS AGENT:

VANS, INC.                                 CHASEMELLON SHAREHOLDER
                                           SERVICES, L.L.C.


By: /s/ CRAIG E. GOSSELIN                  By: /s/ JAMES KIRKLAND
    ----------------------------              -----------------------------
         Craig E. Gosselin
    Vice President and Secretary           Its:  Asst. Vice President